                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

[X] Filed by the Registrant
[_] Filed by a Party other than the Registrant

Check the appropriate box:

[ ] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
  14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         INCARA PHARMACEUTICALS CORP.
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee paid previously with preliminary materials.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:_______

   (2) Aggregate number of securities to which transaction applies:__________

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ________________________________________________________________________

   (4) Proposed maximum aggregate value of transaction:______________________

   (5) Total fee paid:_______________________________________________________

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:_______________________________________________

   (2) Form, Schedule or Registration Statement No.:_________________________

   (3) Filing Party:_________________________________________________________

   (4) Date Filed:___________________________________________________________

                      INCARA PHARMACEUTICALS CORPORATION
                                P.O. Box 14287
                            79 T.W. Alexander Drive
                       4401 Research Commons, Suite 200
                 Research Triangle Park, North Carolina 27709

                 ---------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 7, 2002
                 ---------------------------------------------

TO THE STOCKHOLDERS OF INCARA PHARMACEUTICALS CORPORATION:

   The Annual Meeting of Stockholders of Incara Pharmaceuticals Corporation will be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, on Thursday, March 7, 2002 at 9:00 a.m., for the following purposes:

    1. To elect a board of six directors;

    2. To approve an amendment to Incara's Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 80,000,000 shares;

    3. To approve an amendment to Incara's 1995 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 400,000 shares to 600,000 shares;

    4. To approve an amendment to Incara's 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,500,000 shares to 4,500,000 shares;

    5. To approve the sale of up to $25 million of Incara's securities as described in the Proxy Statement;

    6. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of Incara for the fiscal year ending September 30, 2002; and

    7. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached Proxy Statement.

   The Board of Directors has fixed the close of business on January 14, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders of Incara entitled to vote at the Meeting will be available for examination by a stockholder at Incara's office for the ten days prior to the Meeting during normal business hours. All such stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote your proxy by mail, telephone or the Internet as promptly as possible. Any stockholder attending the Meeting may vote in person, even if such stockholder returned a proxy.

   Incara's Proxy Statement and proxy is enclosed along with Incara's Annual Report to Stockholders for the fiscal year ended September 30, 2001.

                       IMPORTANT--YOUR PROXY IS ENCLOSED

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR PROXY BY MAIL, TELEPHONE OR THE INTERNET ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

                                          By Order of the Board of Directors,

                                          RICHARD W. REICHOW
                                          Executive Vice President,
                                          Chief Financial Officer,
                                          Treasurer and Secretary

Research Triangle Park,
North Carolina
January 23, 2002

                      INCARA PHARMACEUTICALS CORPORATION
                                P.O. Box 14287
                            79 T.W. Alexander Drive
                       4401 Research Commons, Suite 200
                 Research Triangle Park, North Carolina 27709

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 7, 2002

                INFORMATION CONCERNING SOLICITATION AND VOTING

   Proxies are being solicited by the Board of Directors of Incara Pharmaceuticals Corporation, a Delaware corporation, for use at Incara's Annual Meeting of Stockholders to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina, at 9:00 a.m. on Thursday, March 7, 2002, and any adjournments thereof. The cost of soliciting proxies will be borne by Incara. In addition to solicitation of proxies by mail, employees of Incara, without extra remuneration, might solicit proxies personally or by telephone. Incara will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Incara is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this Proxy Statement and accompanying proxy card are being mailed to stockholders on or about January 30, 2002.

Revocability of Proxies

   Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Incara (Attention:
Richard W. Reichow, Secretary), or by attending the Meeting and voting in person.

Voting

   When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

    1. FOR the election of the six nominees for director identified below;

    2. FOR the approval of an amendment to Incara's Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 80,000,000 shares;

    3. FOR the approval of an amendment to Incara's 1995 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 400,000 shares to 600,000 shares;

    4. FOR the approval of an amendment to the 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,500,000 shares to 4,500,000 shares;

    5. FOR the approval of the sale of up to $25 million of Incara's securities as described in this Proxy Statement;

    6. FOR ratification of the appointment of PricewaterhouseCoopers LLP, Raleigh, North Carolina, as independent auditors of Incara for the fiscal year ending September 30, 2002; and

    7. In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the Meeting.

   If you vote by telephone or the Internet, your shares will be voted as you instruct.

Record Date

   Only the holders of record of common stock at the close of business on the Record Date, January 14, 2002, are entitled to notice of and to vote at the Meeting. On the Record Date, 12,717,093 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held on the Record Date.

Vote Required

   Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. In Proposal 1, the six nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the Meeting shall be elected as directors of Incara. On Proposals 2 through 6, the affirmative vote of the holders of a majority of the shares of Incara's common stock present or represented and voting on the proposal at the Meeting is required for approval.

   While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Incara believes that abstentions should be counted for purposes of determining both whether a quorum is present at the Meeting and the total number of shares represented and voting on this proposal at the Meeting. Incara intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposal. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to this proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve this proposal.

                    PROPOSAL NO. 1--ELECTIONS OF DIRECTORS

Nominees

   Incara's By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The number of directors currently authorized is six. Therefore, six directors are to be elected to serve for one year, each until the election and qualification of his successor, or until his death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the Meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Incara.

Name of Nominee           Age Director Since
---------------           --- --------------
Clayton I. Duncan........ 52       1995
David B. Sharrock........ 65       1995
Edgar H. Schollmaier..... 68       1998
Stephen M. Prescott, M.D. 53       2000
Eugene J. McDonald....... 69       2001
J. Misha Petkevich....... 52       2001

   CLAYTON I. DUNCAN has been President, Chief Executive Officer and a director of Incara since January 1995. Mr. Duncan has been Chairman of the Board of Directors since April 2000. From 1989 until December 1993, Mr. Duncan was President and Chief Executive Officer of Sphinx Pharmaceuticals Corporation, a biopharmaceutical company which was acquired by Eli Lilly and Company in September 1994. From December 1993 until September 1994, he served as an independent consultant to Sphinx with regard to the sale of Sphinx to Lilly. From 1987 to 1989, Mr. Duncan was a General Partner of Intersouth Partners, a venture capital firm. From1979 to 1987, he was an executive with Carolina Securities Corporation, a regional investment banking firm, serving as Executive Vice President and a director from 1984 to 1987. Mr. Duncan was founder and Chairman of the Board of CRX Medical, Inc., a medical products company that conducted research and development inwound management, ophthalmic disorders and interventional radiology. Mr. Duncan is also a director of Aeolus Pharmaceuticals, Inc., Incara Development, Ltd., CPEC LLC and Incara Cell Technologies, Inc., all of which are subsidiaries of Incara. Mr. Duncan received an M.B.A. from the University of North Carolina at Chapel Hill. In addition, Mr. Duncan is a director of The Forest at Duke, a continuing care retirement community, and Chairman of the Board of Directors of the Carolina Ballet, a professional ballet company.

   DAVID B. SHARROCK has been a director of Incara since October 1995. Mr. Sharrock was associated with Marion Merrell Dow, Inc., a multi-national pharmaceutical company, and its predecessor companies for over 35 years until his retirement in December 1993. Most recently, since December 1989, he served as Executive Vice President, Chief Operating Officer and a director and, in 1988, he was named President and Chief Operating Officer of Merrell Dow Pharmaceuticals Inc. Mr. Sharrock is also a director of four public companies, Interneuron Pharmaceuticals, Inc., Broadwing Inc., Praecis Pharmaceuticals, Incorporated and MGI Pharma, Inc.

   EDGAR H. SCHOLLMAIER has been a director of Incara since May 1998. Mr. Schollmaier is Chairman of Alcon Laboratories, Inc., a wholly owned subsidiary of Nestle SA. He served as President of Alcon from 1972 to 1997 and was Chief Executive Officer for the last 20 years of that term. He is a graduate of the University of Cincinnati and the Harvard Graduate School of Business Administration. Mr. Schollmaier is a director of two public companies, DENTSPLY International, Inc., a dental products company, and Stevens International Inc., a printing equipment company. In addition, he is a Regent of Texas Christian University and a director of the University of Cincinnati Foundation, the Cook Children's Hospital, Research to Prevent Blindness and the Foundation of the American Academy of Ophthalmology.

   STEPHEN M. PRESCOTT, M.D. has been a director of Incara since April 2000. Dr. Prescott is the Executive Director of the Huntsman Cancer Institute at the University of Utah in Salt Lake City. Dr. Prescott received his M.D. degree from Baylor College of Medicine in 1973 and then completed training in Internal Medicine at the University of Utah. Dr. Prescott subsequently undertook advanced research training in biochemistry and molecular biology at Washington University School of Medicine. He joined the faculty at the University of Utah in 1982, and is currently a Professor of Internal Medicine at the University of Utah and holds the H.A. & Edna Benning Presidential Endowed Chair in Human Molecular Biology and Genetics. Dr. Prescott is also the Chief Executive Officer and a director of Huntsman Genomics Corporation. From 1998 until 1999, Dr. Prescott was Director of the Program in Human Molecular Biology & Genetics in the Eccles Institute at the University of Utah.

   EUGENE J. MCDONALD was elected to the Board in March 2001. Mr. McDonald is Executive Vice President, Office of Investment Counsel at Duke University and has served at Duke University for more than two decades. Mr. McDonald founded and was the first president and CEO of Duke Management Company, the investment management affiliate of Duke University. He was Duke's Chief Financial/Administrative Officer from 1984 to 1990, and, prior to this, served as Vice President and University Counsel. He began his career as professor of law at Georgetown Law School, and as an attorney in the corporate/business practice of Brobeck, Phleger and Harrison in San Francisco. Mr. McDonald is the lead director of the Deutsche Bank/Alex Brown Fund Family, and also serves on the boards of directors of two public companies, Red Hat, Inc. and National Commerce Financial Corporation. He has also served on a number of advisory boards, including those of the New York Stock Exchange's PMAC Committee and T. Rowe Price Strategic Partners. Mr. McDonald received his undergraduate and law degrees from the University of San Francisco.

   J. MISHA PETKEVICH was elected to the Board in September 2001. Mr. Petkevich is Founder, Chairman and CEO of Petkevich & Partners, LLC (member NASD), an investment banking firm focused on providing advisory services to companies in the healthcare and technology industries. Mr. Petkevich received an A.B. degree from Harvard College, attended Oxford University as a Rhodes Scholar and was awarded a Doctorate in Cell Biology at Oxford. Following Oxford, he was a Fellow in the Music Department at Harvard. Mr. Petkevichhas been an investment banker in the biotechnology industry for much of its development. He was previously Managing Director and Head of Investment Banking at BancAmerica Robertson Stephens and prior to joining Robertson Stephens in 1989, was an Institutional Investor ranked securities analyst and investment banker at Hambrecht & Quist. Mr. Petkevich is on the Board of Directors of Advanced Bionics Corporation and The Petkevich Group, LLC.

Information Concerning the Board of Directors and its Committees

   The business of Incara is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Incara. During the fiscal year ended September 30, 2001, the Board of Directors held six formal meetings, excluding actions by unanimous written consent. Each member of the Board attended all of the fiscal 2001 meetings of the Board of Directors and Board committees of which he was a member.

   The Board of Directors has established an Audit Committee and a Compensation Committee. The Board has no nominating committee. The Audit Committee currently consists of Mr. Schollmaier, Mr. Sharrock and Mr. McDonald. During fiscal 2001, the Audit Committee held two formal meetings. The Audit Committee reviews the results and scope of the audit and other services provided by Incara's independent public accountants. The Compensation Committee currently consists of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. During fiscal 2001, the Compensation Committee held four formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Incara, and determines the amount and type of equity incentives granted to participants in Incara's 1994 Stock Option Plan and the 1999 Equity Incentive Plan.

   The Board of Directors has approved and recommends that stockholders vote "FOR" the election of the six nominees listed above.

    PROPOSAL NO. 2--APPROVAL TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

   The Board of Directors has approved and recommends that the stockholders adopt an amendment to Incara's Certificate of Incorporation to increase the total authorized shares of common stock of the Company from 40,000,000 to 80,000,000 shares.

   Of the 40,000,000 shares of common stock currently authorized, 12,717,093 shares are issued and outstanding, 6,000,000 shares have been reserved for issuance upon the conversion of the Series B and Series C preferred stock, 4,282,713 shares have been reserved for issuance upon the exercise of options granted, or that may be granted, under the Company's 1994 Stock Option Plan (including the 1,000,000 shares subject to stockholder approval at the Meeting pursuant to Proposal 4), and 1,221,804 shares have been reserved for issuance upon the exercise of outstanding warrants. The increase is necessary to allow Incara to pursue additional financing to continue its operations through the sale and issuance of its common stock, or securities convertible into common stock. The Board believes that the number of shares currently available is inadequate for Incara's capital needs for the future. The proposed increase in the number of authorized shares of common stock is necessary for the sale and issuance of up to $25 million of Incara's securities for which the Board is seeking the approval of the stockholders under Proposal 5.

   The Board believes that the increased number of authorized shares of common stock also will provide several long-term advantages to Incara and its stockholders. Incara will be able to pursue acquisitions or enter into other transactions involving the issuance of stock that provide potential for future growth and capital. In addition, the additional authorized shares of common stock should allow Incara to fulfill future obligations to future holders of its preferred stock and obligations under Incara's 1994 Stock Option Plan, both of which the Board believes will be necessary to attract additional capital and to attract and retain qualified personnel. Finally, the availability of additional authorized shares of common stock would make any future transactions dependent on the issuance of additional shares of common stock less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder approval prior to the consummation of such transactions.

   The Board of Directors has approved and recommends that stockholders vote "FOR" the increase in authorized shares.

                 PROPOSAL NO. 3--APPROVAL OF AMENDMENT TO THE
                       1995 EMPLOYEE STOCK PURCHASE PLAN

   Incara's 1995 Employee Stock Purchase Plan, or the ESPP, was adopted and approved by the Board of Directors in October 1995 and by the stockholders of Incara in November 1995. The ESPP is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. A total of 600,000 shares of common stock has been reserved for issuance under the ESPP, 200,000 of which are subject to stockholder approval at the Meeting. As of December 31, 2001, 377,521 shares of common stock had been purchased pursuant to the ESPP.

   The ESPP is administered by the Compensation Committee of the Board of Directors. Generally, each offering of common stock under the ESPP is for a period of 12 months. There are two purchase periods of six months each in each offering. Offerings under the ESPP commence on or about October 1 of each year. The first day of an offering is referred to as the Offering Date for such offering. The Board may adjust the Offering Dates and offering periods, subject to certain limitations. The ESPP will continue until terminated by the Board of Directors or until all of the shares reserved for issuance under the ESPP have been issued.

   Participation in the ESPP is limited to eligible employees of Incara and any subsidiary corporation of Incara designated by the Board of Directors for inclusion in the ESPP, referred to as a Participating Company, who authorize payroll deductions. Payroll deductions may not exceed 10% of compensation. No person who owns shares or holds options to purchase, or who as a result of participation in the ESPP would own shares or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of Incara at the start of an offering is entitled to participate in the ESPP. In addition, employees who customarily work less than 20 hours per week or who customarily work not more than five months in any calendar year are not eligible to participate. As of the Record Date, approximately 25 employees of Incara and all Participating Companies were eligible to participate in the ESPP. Once an employee becomes a participant in the ESPP, the employee will automatically participate in each successive offering until such time as the employee ceases to be an eligible employee, withdraws from the ESPP or terminates employment.

   On the last day of each purchase period, referred to as the Purchase Date, participants purchase shares of Incara's common stock with their accumulated payroll deductions. The purchase price per share at which the shares are sold under the ESPP generally will be 85% of the lesser of the fair market value of the common stock on the Offering Date or the Purchase Date. The ESPP provides that if the fair market value of the common stock on a Purchase Date other than the final Purchase Date of an offering is less than the fair market value of the common stock on the Offering Date for such offering, then every participant, unless such participant otherwise elects in accordance with the ESPP, shall automatically be withdrawn from such offering at the end of such Purchase Date after the acquisition of shares by the participant for such Purchase Period.

   The number of shares a participant purchases in each offering is determined by dividing the total amount of payroll deductions withheld from the participant's compensation by the purchase price. Subject to certain limitations, during an offering each participant has the right to purchase the lesser of the whole number of shares determined by dividing $50,000 by the fair market value of a share on the first day of the offering or 30,000 shares. However, participants may not purchase shares under the ESPP or any other similar plan having a fair market value exceeding $25,000 in any calendar year. Any cash balance remaining in the participant's account is refunded to the participant as soon as practicable after the Purchase Date. If the refund is less than the amount necessary to purchase a whole share, Incara may maintain cash in the participant's account and apply it toward the purchase of shares in the subsequent Purchase Period or offering.

   A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

   In the event of a transfer of control of Incara (as defined in the ESPP), the Board of Directors may arrange with the acquiring corporation to assume Incara's rights and obligations under the ESPP. Purchase rights that are neither assumed by the acquiring corporation nor exercised as of the transfer of control terminate as of the date of the transfer of control.

   The Board may amend or terminate the ESPP but may not affect purchase rights previously granted under the ESPP or adversely affect the right of any participant except as permitted by the ESPP as necessary to qualify the ESPP as an "employee stock purchase plan" pursuant to Section 423 of the Code or to obtain qualification or registration of the shares under applicable foreign, federal or state securities laws. The stockholders must approve any amendment increasing the shares reserved or changing the class of employees eligible for participation in the ESPP or the definition of a corporation that may be designated by the Board as a Participating Company within 12 months of the adoption of such amendment by the Board.

   Of the 200,000 shares subject to stockholder approval, the amount to be received by any participant is not determinable at this time. Incara's Chief Executive Officer, Clayton I. Duncan, is not eligible to participate in the ESPP because of the amount of common stock he beneficially owns.

  Federal Income Tax Consequences

   The following summary is intended only as a general guide under current law as to the United States federal income tax consequences of participation in the ESPP and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. This summary assumes that the exercise of a purchase right under the ESPP constitutes an exercise pursuant to an "employee stock purchase plan" under Section 423 of the Code.

   Purchase Rights. Generally, there are no tax consequences to an employee of either becoming a participant in the ESPP or purchasing shares under the ESPP. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years of the Offering Date or one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the disposition date (determined without regard to securities law restrictions) over the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

   If the participant disposes of shares more than two years after the Offering Date or more than one year after the Purchase Date on which the shares are acquired, or dies while holding shares (whether or not within such period) the participant recognizes ordinary income in the year of disposition or death in an amount equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition or death over the purchase price or (2) the excess of the fair market value of the shares on the Offering Date over the purchase price. For this purpose, if the purchase price cannot be determined at the date of the option grant, then the purchase price is determined as though the option were exercised when granted. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price (as so determined), there is no ordinary income, and the loss recognized is a capital loss.

   If an employee disposes of the shares in a disqualifying disposition, Incara is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to the Section 162(m) deduction limit discussed below. In all other cases, no deduction is allowed Incara.

   Section 162(m) Deduction Limit. Under Section 162(m) of the Code, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly-held corporation, referred to as Covered Employees, is limited to no more than $1 million per year for fiscal years beginning on or after January 1, 1994. Income to a Covered Employee under the ESPP is subject to the Section 162(m) deduction limit.

Proposed Amendment

   In December 2001, the Board of Directors adopted an amendment to the ESPP to increase the number of shares reserved for issuance thereunder from 400,000 shares to 600,000 shares.

   At the Meeting, the stockholders are being asked to approve the amendment to the ESPP to increase the number of shares of common stock authorized for issuance thereunder from 400,000 shares to 600,000 shares. The Board of Directors believes that increasing the number of shares available under the ESPP will benefit Incara as it will provide participants with more opportunities to purchase shares pursuant to the ESPP, which will be helpful in attracting, retaining and motivating valued employees.

   The Board of Directors has approved and recommends that the stockholders vote "FOR" the amendment to the 1995 Employee Stock Purchase Plan.

      PROPOSAL NO. 4--APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

   Incara's 1994 Stock Option Plan was adopted and approved by the Board and by the stockholders of Incara in October 1994. A total of 4,500,000 shares of common stock have been reserved for issuance under the Option Plan, 1,000,000 of which are subject to stockholder approval at the Meeting. As of the Record Date, options to purchase 217,287 shares had been exercised under the Option Plan, options for 2,255,648 shares were outstanding thereunder at a weighted average exercise price of approximately $2.88 per share, and options for 2,027,065 shares were available for grant (including the 1,000,000 shares subject to stockholder approval at the Meeting).

   The Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, solely to employees, and nonstatutory stock options to employees, officers and directors of, and consultants or advisors to, Incara. As of the Record Date, approximately 30 employees, officers and directors of Incara were eligible to receive grants under the Option Plan. The Option Plan is administered by the Compensation Committee of the Board. Subject to the restrictions of the Option Plan, the Compensation Committee determines who is granted options, the terms of options granted, including the exercise price, the number of shares subject to the option and the option's exercisability. The current members of the Compensation Committee are Mr. Sharrock, Mr. Schollmaier and Dr. Prescott.

   The exercise price of options granted under the Option Plan is determined on the date of grant, and in the case of incentive stock options, must be at least 100% of the fair market value per share at the time of grant. The exercise price of any option granted to an optionee who owns stock possessing more than 10% of the voting power of Incara's outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made by delivery of cash or a check to the order of Incara or by other means determined by the Board.

   Options granted to employees under the Option Plan generally become exercisable in increments, based on the optionee's continued employment with Incara, generally over a period of three to four years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the Option Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the Option Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory options granted under the Option Plan are transferable to the optionee's family members. All outstanding options under the Option Plan become fully exercisable for a period of 60 days following the occurrence of any of the following events: (i) a tender offer or exchange offer (other than by Incara or any employee benefit plan of Incara); (ii) the acquisition by any person or group, as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (other than Incara or any employee benefit plan of Incara) of beneficial ownership of stock possessing 30% or more of the voting power of Incara's outstanding capital stock; (iii) the approval of an agreement providing for the merger or consolidation of Incara with another corporation where the stockholders of Incara, after the merger or consolidation, will own stock possessing less than 50% of the voting power of the corporation issuing cash or securities in the merger or consolidation; (iv) the approval of an agreement providing for the sale or other disposition of all or substantially all of Incara's assets; ands (v) the date during any period of two consecutive years when individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors at the beginning of such period. In the event of a merger of Incara with or into another corporation, Incara shall request the successor corporation to assume all options outstanding under the Option Plan. If such successor corporation fails or refuses to assume the options or to issue substantially equivalent options, then the outstanding options under the Option Plan shall accelerate and become fully exercisable.

   The Option Plan provides for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant program. Each non-employee director of Incara is granted a stock option to purchase 10,000 shares of Incara common stock on the date such person first becomes a director. Each non-employee director thereafter is automatically granted each year (except in the year his or her initial director stock option is granted) an option to purchase 6,000 shares of common stock, as long as such director is a member of the Board. The exercise price of options granted under the automatic grant program is the fair market value of the common stock on the date of grant. Such options become exercisable ratably over 36 months, commencing one month from the date of grant and will expire 10 years after the date of grant. Each non-employee director of Incara receives an annual retainer of $13,000. The annual retainer is due on the date that the director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder will be paid in cash. Any option elected will enable the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option will be the fair market value of the common stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options are fully vested upon grant and will be exercisable for ten years from the date of the grant.

   The Board may amend the Option Plan at any time or from time to time or may terminate the Option Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the Option Plan requiring stockholder approval under applicable law as in effect at the time, and provided further that amendments with respect to options granted to persons subject to Section 16 of the Exchange Act cannot be made more frequently than once every six months. However, no action by the Board or stockholders may alter or impair any option previously granted under the Option Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The Option Plan will terminate in November 2004, unless terminated earlier by the Board.

Tax Consequences of Options

   An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated by the optionee as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or holder of more than 10% of the outstanding common stock. Incara will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

   All other options which do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Incara will be subject to tax withholding by Incara. Incara will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

   The foregoing is only a summary, based on the Code as currently in effect, of the effect of federal income taxation upon the optionee and Incara with respect to the grant and exercise of options under the Option Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Proposed Amendment

   In December 2001, the Board adopted an amendment to the Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,500,000 shares to 4,500,000 shares. Without giving effect to the proposed increase in shares available under the Plan, an adequate number of option shares would not be available to allow us to meet anticipated needs with respect to the issuance of additional options to employees, directors and consultants under the Option Plan.

   No benefits or amounts that will be received by or allocated to the Named Officers, as defined under "OTHER INFORMATION--Executive Compensation", under the Option Plan are currently determinable.

   The Board of Directors has approved and recommends that the stockholders vote "FOR" the amendment to the Option Plan.

              PROPOSAL NO. 5--APPROVAL OF THE SALE OF SECURITIES

General

   Incara requires additional working capital to support its operations. In an effort to meet these capital requirements, Incara proposes to sell up to $25,000,000 of its securities to investors from time to time until December 31, 2002 on an as needed basis. Incara might issue common stock, warrants to purchase common stock or new series of preferred stock, or a combination of any of these securities, all as determined by Incara's Board of Directors. The sale of the securities is referred to as the "Financing."

   Regardless of the $25 million limit, Incara will not issue in the Financing an amount of common stock and preferred stock convertible into common stock, but not including any warrants that might be issued in the Financing, that exceeds 40% of the sum of (1) the shares of common stock outstanding immediately prior to the Financing, plus (2) the shares of common stock and preferred stock convertible into common stock (on an as converted basis) issued in the Financing. As noted, the issuance of any warrants in the Financing is excluded from this 40% limitation.

   The price at which Incara would sell any of its securities will be negotiated by Incara and one or more investors and would be subject to the approval of the Board of Directors. On January 16, 2002, the closing price of Incara common stock was $1.30 as reported on the Nasdaq National Market. As an example, based on that price, if Incara sold 8,478,062 shares of common stock at $1.30, Incara would receive gross proceeds of approximately $11.0 million, which would represent 40% of Incara's common stock that would then be outstanding after the sale. In addition, warrants convertible into shares of common stock also could be issued by Incara in the Financing. Incara will limit the amount of warrants issued in the Financing to not more than 30% of the common or preferred stock issued in the Financing, but the issuance of warrants is not subject to the 40% limitation discussed above. Incara might not issue any warrants in the Financing. Consequently, if stockholders approve the Financing, the existing holders of Incara common stock could face substantial dilution of their voting power and percentage ownership in the Company.

The Preferred Stock

   Incara has the authority to issue up to 3,000,000 shares of preferred stock. Currently, of the 3,000,000 authorized shares of preferred stock, 600,000 shares are designated as Series B preferred stock, of which 28,457 shares are issued and outstanding, and 20,000 shares are designated as Series C preferred stock, of which 12,015 shares are issued and outstanding.

   The Board of Directors has the authority to issue preferred stock in one or more additional series and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences, and the number of shares constituting any series and the designations of such series, without any further vote or action by the holders of common stock. Because the terms of the preferred stock may be fixed by the Board of Directors of Incara without approval by the holders of common stock, the preferred stock could be issued quickly with terms calculated to defeat a proposed take-over of Incara or to make the removal of management of Incara more difficult. This could have the effect of decreasing the market price of the common stock. Management of Incara is not aware of any threatened transaction to obtain control of Incara. Any series of preferred stock with rights equal or superior to those of the Series B and C preferred stock must be approved by the holders of those Series.

   The Board will determine, in its discretion, the particular terms of any series of preferred stock to be sold in the Financing. Those terms might include:

    .  the designation, number of shares and stated value per share;
    .  the amount of liquidation preference;
    . the price at which shares of such series of preferred stock will be sold; . the dividend rate or rates (or method of determining the dividend rate); . the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holder entitled to such dividends;
    .  any redemption or sinking fund provisions;
    .  any voting rights;
    . any conversion or exchange provisions, including conversion into common stock; and
    . any additional dividend, redemption, liquidation or other preferences or rights and qualifications, limitations or restrictions thereof.

The Warrants

   Incara may sell and issue warrants to any purchaser in the Financing. The warrants may be sold separately or sold together with the common stock or the preferred stock. Incara will limit the number of warrants that it may issue in the Financing to not more than 30% of the common or preferred stock issued in the Financing. Incara might not issue any warrants in the Financing.

   The warrants may be issued at any purchase price and with any exercise price that Incara determines is appropriate. Typically, warrants are issued for no consideration as an inducement to the investor to purchase the securities. Incara currently does not expect to receive a purchase price for the warrants.

   The warrants are expected to contain provisions that protect the purchaser against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend or recapitalization. The exercise price for the warrant shares will be payable in cash or by deducting the purchase price from the shares issued upon exercise of the warrant.

   The warrants will be evidenced by warrant certificates. Unless otherwise specified, the warrant certificates may be traded separately from the common or preferred stock, if any, with which the warrant certificates were issued. Until a warrant is exercised, the holder of a warrant will not have any of the rights of a stockholder.

   The Board of Directors of Incara, in its discretion, may determine the terms of the warrants, including:

    .  the title and the aggregate number of warrants;
    .  the date or dates on which the warrants will expire;
    .  the price or prices at which the warrants are exercisable;
    .  the periods during which the warrants are exercisable;
    . the terms of any mandatory or optional call provisions; and . the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration.

Manner of Sale

   Incara may sell its securities through agents, underwriters, dealers or directly to purchasers. Incara will receive the proceeds from the sale of its securities, less any commissions or other selling expenses of agents, underwriters or dealers.

Nasdaq Stockholder Approval Requirements

   This proposal is submitted for stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i), which is one of several non-quantitative designation criteria required of a Nasdaq National Market issuer, such as Incara. Two of the events that necessitate prior stockholder approval pursuant to Rule 4350(i) are as follows and are referred to as the "Nasdaq Share Limitations":

    . In connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

    . When the issuance or potential issuance will result in a change of control of the issuer.

   Because the proposed Financing involves the potential issuance by Incara of common stock greater than 20% of its currently outstanding common stock at below market value, the portion of the proposed Financing that could exceed the 20% level is subject to Rule 4350(i) and, therefore, requires your approval. Absent such approval, we could be limited to issuing, at a discount to market value, no more than as few as approximately 2,543,000 shares of common stock, or securities convertible into or exercisable for common stock, based on the common stock outstanding on the Record Date.

   Nasdaq has not adopted any rule on what constitutes a "change of control". Nasdaq has indicated that, generally, it views an issuance of more than 30% of the issuer's outstanding voting securities as a change of control. Because the proposed Financing involves the potential issuance by the Company of common stock, and securities potentially convertible into or exercisable for common stock, greater than 30% of the Company's currently outstanding common stock, the portion of the Financing that could exceed the 30% Nasdaq Share

Limitation is subject to Rule 4350(i) and, therefore, requires your approval. Absent such approval, we could be limited to issuing no more than as few as approximately 3,815,000 shares of common stock, whether at a discount or not, based on the common stock outstanding on the Record Date.

   In addition, if Incara wished to enter into other financing arrangements that require the issuance of our common stock, preferred stock or securities, such as warrants, convertible into common or preferred stock, Nasdaq possibly could integrate such additional financing arrangements with the Financing and subject all such financing arrangements to stockholder approval, if the issuance of Incara's common stock or preferred stock in all such integrated financing arrangements, including the Financing, exceeds the Nasdaq Share Limitations. The Board of Directors believes it is important for Incara to have flexibility in seeking new financing without having to delay such financing arrangements to obtain stockholder approval and, therefore, is submitting the Financing to stockholders for approval. In this manner, if Incara finds a satisfactory source of new financing that requires Incara to issue significant amounts of its common stock or preferred stock, no stockholder approval of such new financing arrangement would be required. Absent stockholder approval of the Financing, Incara would be limited to issuing an amount of securities (on an as converted basis, if applicable) that is less than the Nasdaq Share Limitations and possibly could be prohibited from entering into any other equity-based financings in which Incara wished to engage.

   If Incara is unsuccessful in obtaining approval from its stockholders for the proposal, but Incara nonetheless issues securities which exceed the Nasdaq Share Limitations or enters into another equity-based financing arrangement that is integrated with the Financing, Nasdaq could delist Incara's common stock on the Nasdaq National Market. If this were to happen, the common stock could be traded in the over-the-counter market on the OTC Electronic Bulletin Board, an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, in what is commonly referred to as the "pink sheets". In such an event, the market price of the common stock might be adversely impacted and stockholders might find it difficult to dispose, or obtain accurate quotations as to the market value, of their shares of common stock. In addition, Incara could find it more difficult to obtain future financing.

   The Board of Directors has approved and recommends that the stockholders vote "FOR" the approval of the Financing.

       PROPOSAL NO. 6--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors of Incara has appointed the firm of PricewaterhouseCoopers LLP, Raleigh, North Carolina to serve as the independent auditors of Incara for the fiscal year ending September 30, 2002, and recommends that the stockholders ratify such action. PricewaterhouseCoopers has audited that accounts of Incara and its subsidiaries since Incara's inception in March 1994 and has advised Incara that it does not have, and has not had, any direct or indirect financial interest in Incara or its subsidiaries in any capacity other than that of serving as independent auditors. Representatives of PricewaterhouseCoopers are expected to attend the Meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Audit Fees

   Fees for the audit of the Company's annual financial statements for fiscal year 2001 and for reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the first three quarters of fiscal 2001 are $96,900, of which an aggregate amount of $74,900 has been billed through December 31, 2001.

All Other Fees

   PricewaterhouseCoopers billed Incara aggregate fees of $70,775 for professional services rendered in fiscal 2001 other than audit services and review of quarterly reports. These fees resulted primarily from services rendered for the review of the Company's fiscal 2000 tax returns and review of the Company's registration statements and other documents filed with the Securities and Exchange Commission during fiscal 2001 as part of the Company's financing activities and reporting requirements. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PricewaterhouseCoopers' independence. Incara did not engage PricewaterhouseCoopers in fiscal 2001 to perform any services for financial information systems design or implementation.

   If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Board of Directors will reconsider its selection.

   The Board of Directors has approved and recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers as independent auditors of Incara for the fiscal year ending September 30, 2002.

                               OTHER INFORMATION

Principal Stockholders

   The following tables set forth certain information regarding the ownership of shares of our stock as of the Record Date by:

    . each person known by us to beneficially own more that 5% of the outstanding shares of each class of stock,
    .  each director of Incara,
    . each executive officer of Incara, and . all directors and executive officers of Incara as a group.

  Series B Convertible Preferred Stock

   As of the Record Date, we had 28,457 shares of Series B convertible preferred stock and warrants for 22,191 shares of Series B preferred stock outstanding. The Series B preferred stock is non-voting except for matters relating to the rights of Series B preferred stock.

                                     Shares    Percentage
                                  Beneficially  of Class
                                     Owned       Owned
                                  ------------ ----------
Elan International Services, Ltd.    50,648(1)   100.0%
   102 St. James Court
   Flatts, Smiths Parish
   Bermuda FL 04

--------
(1) Includes 28,457 shares owned and 22,191 shares issuable upon exercise of warrants to purchase Series B preferred stock.

  Series C Convertible Exchangeable Preferred Stock

   As of the Record Date, we had 12,015 shares of Series C convertible exchangeable preferred stock outstanding. The Series C preferred stock is non-voting except for matters relating to the rights of Series C preferred stock.

                                     Shares    Percentage
                                  Beneficially  of Class
                                     Owned       Owned
                                  ------------ ----------
Elan International Services, Ltd.    12,015      100.0%
   102 St. James Court
   Flatts, Smiths Parish
   Bermuda FL 04

  Common Stock

   As of the Record Date, we had 12,717,093 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the Record Date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing percentage owned by any other person. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

                                                                  Beneficially Percentage
                                                                     Owned       Owned
                                                                  ------------ ----------
Clayton I. Duncan (1)............................................    809,572       6.3%
   79 T.W. Alexander Drive, 4401 Research Commons, Suite 200
   Research Triangle Park, North Carolina 27709
David B. Sharrock (2)............................................     73,080         *
Edgar H. Schollmaier (3).........................................     61,080         *
Stephen M. Prescott, M.D. (3)....................................     42,006         *
Eugene J. McDonald (4)...........................................     30,841         *
J. Misha Petkevich (5)...........................................    252,798       2.0%
David P. Ward, M.D. (6)..........................................    265,957       2.1%
Richard W. Reichow (7)...........................................    367,593       2.9%
Mark E. Furth (8)................................................    579,798       4.5%
W. Bennett Love (9)..............................................    153,355       1.2%
John P. Richert (10).............................................    135,035       1.1%
S.A.C. Capital Associates, LLC (11)..............................  1,240,000       9.6%
   P.O. Box 58
   Victoria House
   The Valley, Anguilla
   British West Indies
Elan International Services, Ltd.................................    825,000       6.5%
   102 St. James Court
   Flatts, Smiths Parish
   Bermuda FL 04
DCF Partners L.P. (12)...........................................    765,328       5.9%
   20 Dayton Ave.
   Greenwich, CT 06830
Merlin BioMed International, Ltd (12)............................    765,328       5.9%
   230 Park Ave.
   Suite 928
   New York, NY 10169
Deerfield Management Company (13)................................    765,328       5.9%
   780 Third Avenue
   New York, NY 10017
All directors and executive officers as a group (11 persons) (14)  2,771,115      20.0%

--------

   * Less than one percent

   (1) Includes 322,470 shares owned (of which, 40,497 shares are unvested shares of restricted stock) by Mr. Duncan, 192,000 shares owned by Mr. Duncan's children, 62,000 shares owned by a family LLC, 218,222 shares issuable upon exercise of options held by Mr. Duncan and 14,880 shares issuable upon exercise of warrants held by the family LLC. Mr. Duncan disclaims beneficial ownership of the shares held by his children.

   (2) Includes 1,000 shares owned and 72,080 shares issuable upon exercise of options held by Mr. Sharrock.

   (3) Consists of shares issuable upon exercise of options held by the named individual.

   (4) Includes 6,175 shares owned, 23,184 shares issuable upon exercise of options held by Mr. McDonald and 1,482 shares issuable upon exercise of warrants held by Mr. McDonald.

   (5) Includes 61,700 shares owned by a family trust, 14,808 shares issuable upon exercise of warrants held by the family trust, 27,388 shares issuable by exercise of options held by Mr. Petkevich and 148,902 shares issuable upon exercise of warrants held by Petkevich and Partners, LLC.

   (6) Includes 105,014 shares owned (of which, 26,502 shares are unvested shares of restricted stock) and 160,943 shares issuable upon exercise of options held by Dr. Ward.

   (7) Includes 253,510 shares owned (of which, 26,502 shares are unvested shares of restricted stock), 110,243 shares issuable upon exercise of options held by Mr. Reichow and 3,840 shares issuable upon exercise of warrants held by Mr. Reichow.

   (8) Includes 134,104 shares owned by Dr. Furth, an executive officer, 17,708 shares issuable upon exercise of options held by Dr. Furth, 316,786 shares owned by Dr. Lola M. Reid, Dr. Furth's spouse, 110,000 shares issuable upon exercise of options held by Dr. Reid and 1,200 shares issuable upon exercise of warrants held by Dr. Reid.

   (9) Includes 100,182 shares owned (of which, 10,435 shares are unvested shares of restricted stock), 49,333 shares issuable upon exercise of options held by Mr. Love and 3,840 shares issuable upon exercise of warrants held by Mr. Love.

  (10) Includes 85,702 shares owned (of which, 11,477 shares are unvested shares of restricted stock) and 49,333 shares issuable upon exercise of options held by Mr. Richert.

  (11) Includes 1,000,000 shares owned and 240,000 shares issuable upon exercise of warrants held by S.A.C. Capital Associates, LLC.

  (12) Includes 617,200 shares owned and 148,128 shares issuable upon exercise of warrants held by the named entity.

  (13) Includes 183,926 shares owned and 44,142 shares issuable upon exercise of warrants held by Deerfield International, Limited and 433,274 shares owned and 103,986 shares issuable upon exercise of warrants held by Deerfield Partners L.P.

  (14) See footnotes (1) - (10).

Executive Compensation

  Summary Compensation

   The following table sets forth all compensation earned for services rendered to it in all capacities for the fiscal years ended September 30, 2001, 2000 and 1999, by Incara's Chief Executive Officer and by the four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year, collectively referred to as the "Named Officers".

                          Summary Compensation Table

                                     Annual Compensation Long Term Compensation Awards
-                                    ------------------- ------------------------------
                              Fiscal                     Stock Options Restricted Stock    All Other
Name and Principal Position    Year   Salary     Bonus     (Shares)      (Shares) (2)   Compensation (1)
---------------------------   ------ --------  --------  ------------- ---------------- ----------------
Clayton I. Duncan............  2001  $352,500  $132,000     150,000             --           $1,628
   Chairman, President and     2000  $322,500  $ 30,000          --             --           $2,823
   Chief Executive Officer     1999  $300,000  $ 84,000          --        188,375           $2,934

David P. Ward, M.D...........  2001  $270,875  $ 77,550     100,000             --           $3,221
   Executive Vice President,   2000  $252,625  $ 30,844          --             --           $3,340
   Research & Development      1999  $235,000  $ 51,994          --        120,000           $3,993

Richard W. Reichow...........  2001  $270,875  $ 93,060     100,000             --           $2,769
   Executive Vice President,   2000  $252,625  $ 31,844          --             --           $2,762
   Chief Financial Officer,    1999  $235,000  $ 54,637          --        120,000           $3,044
   Treasurer and Secretary

W. Bennett Love..............  2001  $140,050  $ 33,550      30,000             --           $1,694
   Vice President, Corporate   2000  $131,150  $ 13,344          --             --           $1,664
   Planning/Communications     1999  $122,000  $ 23,028          --         44,000           $1,608

John P. Richert..............  2001  $140,050  $ 31,956      30,000             --           $1,222
   Vice President,             2000  $131,150  $  9,531          --             --           $1,159
   Market Development          1999  $122,000  $ 22,341          --         49,000           $1,200

--------
(1) Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.
(2) As of September 23, 1999, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.001 per share) and cancelled stock options to purchase an equal number of shares of common stock. The shares of restricted stock vest over three years from the date of grant and vesting could be accelerated pursuant to a change of control or an involuntary termination of employment. As of September 30, 2001 a total of 120,880 shares had vested for Mr. Duncan, 75,830 shares for Dr. Ward, 75,830 shares for Mr. Reichow, 26,609 shares for Mr. Love and 29,872 shares for Mr. Richert. The value of the restricted stock received by the Named Officer, based on the closing price of Incara's common stock on September 23, 1999 ($0.625), was $117,546 for Mr. Duncan, $74,880 for Dr. Ward,
    $74,880 for Mr. Reichow, $27,456 for Mr. Love, and $30,625 for Mr. Richert.

Management Incentive Plan

   The Compensation Committee and the Board of Directors have approved a Management Incentive Plan, or MIP, for the executive officers of Incara. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar years ended December 31, 2001 and 2000, the corporate objectives related to obtaining financing and our three research and development programs. For the calendar year ended December 31, 1999, the corporate objectives related primarily to the development and commercialization of bucindolol and the identification and advancement of other potential products or programs. The corporate and individual objectives for calendar 2001 will be evaluated and measured in January 2002.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

   The following table summarizes all option grants during fiscal year ended September 30, 2001 to the Named Officers:

           Option Grants During Fiscal Year Ended September 30, 2001

                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                        Annual Rates
                      Number                                           of Stock Price
                    of Shares    % of Total    Exercise               Appreciation for
                    Underlying Option Granted   or Base               Option Term (3)
                     Options   to Employees in Price per Expiration --------------------
Name                Granted(1)   Fiscal 2001   Share (2)    Date        5%        10%
----                ---------- --------------- --------- ----------  --------  --------
Clayton I. Duncan    150,000        19.1%       $3.1875   10/24/10  $300,690   $762,008
David P. Ward, M.D.  100,000        12.8%       $3.1875   10/24/10  $200,460   $508,005
Richard W. Reichow   100,000        12.8%       $3.1875   10/24/10  $200,460   $508,005
W. Bennett Love       30,000         3.8%       $3.1875   10/24/10  $ 60,138   $152,402
John P. Richert       30,000         3.8%       $3.1875   10/24/10  $ 60,138   $152,402

--------
(1) All options were granted on October 24, 2000 and expire on October 24, 2010. The options become exerciseable in equal monthly installments over the 36 months of service after the date of grant.

(2) The exercise price may be paid in cash or a check to the order of Incara or by any other means determined by the Board of Directors.

(3) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

   The following table sets forth certain information concerning all stock options exercised during the fiscal year ended September 30, 2001 by the Named Officers, and the number and value of unexercised options held by the Named Officers as of September 30, 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                    Values

                                                    Number of
                                              Securities Underlying       Value of Unexercised
                                               Unexercised Options        In-the-Money Options
                      Shares                  at September 30, 2001     at September 30, 2001(2)
                     Acquired      Value    -------------------------- --------------------------
Name                on Exercise Realized(1) Exercisable Unexerciseable Exercisable Unexerciseable
----                ----------- ----------- ----------- -------------- ----------- --------------
Clayton I. Duncan         --           --     197,390      104,167      $143,675     $      --
David P. Ward, M.D.       --           --     147,055       69,445      $125,835     $      --
Richard W. Reichow    10,000      $16,400      96,355       69,445      $ 65,502     $      --
W. Bennett Love           --           --      45,166       20,834      $ 19,800     $      --
John P. Richert           --           --      45,166       20,834      $ 31,800     $      --

--------
(1) Market value of underlying securities on the date of exercise, minus the exercise price.

(2) Value based on the difference between the fair market value of the shares of common stock at September 30, 2001 ($1.55), as quoted on the Nasdaq National Market, and the exercise price of the options.

Employment Agreements

   In December 2000, Incara entered into a three-year employment agreement with Mr. Duncan. The agreement provides for an annual base salary of $360,000 and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. The agreement with Mr. Duncan also provides that during the term of the agreement and, unless Mr. Duncan terminates his employment for cause, for a period of one year thereafter, Mr. Duncan will not compete with Incara, directly or indirectly. In the event Mr. Duncan's employment is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay for a period of one year Mr. Duncan's base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

   Incara has entered into employment agreements with each of Dr. Ward and Mr. Reichow that expire in April 2002. The agreements provide for base salaries and annual bonuses based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of nine months thereafter, the officer will not compete with Incara, directly or indirectly. In the event that the employment of Dr. Ward or Mr. Reichow is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay, for a period of nine months, Dr. Ward or Mr. Reichow, as the case may be, his base salary plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination.

   Incara has entered into employment agreements with Mr. Love and Mr. Richert that expire in April 2002. The agreements provide for base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by the officer and the Chief Executive Officer, the Board or the Compensation Committee. Each agreement also provides that during its term and, unless the officer terminates his employment for cause, for a period of six months thereafter, Mr. Love or Mr. Richert will not compete with Incara, directly or indirectly. In the event that the employment of Mr. Love or Mr. Richert is terminated by the Board, other than in a change in control and without just cause, Incara shall continue to pay Mr. Love or Mr. Richert his base salary for a period of six months.

   Incara has entered into individual severance agreements with Mr. Duncan, Dr. Ward, Mr. Reichow, Mr. Love and Mr. Richert. The severance agreements provide that if the officer's employment with Incara is terminated, without just cause, subsequent to a change in control as defined in the severance agreements, such officer shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

Compensation of Directors

   All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. Each non-employee director of Incara, an Eligible Director, receives an annual retainer of $13,000 and receives a fee of $500 for each Board meeting attended in person. The annual retainer is due on the date that the Eligible Director is elected or re-elected to the Board of Directors. Directors may elect to receive all or a portion of their annual retainer as an option to purchase common stock. Any remainder will be paid in cash. Any option elected will enable the director to purchase a number of shares equal to three times the number of shares that could have been purchased with the portion of the annual retainer elected to be received as an option. The exercise price per share for the option will be the fair market value of the common stock on the date of the grant. The date of grant will be the date the annual retainer is granted to the director. These options are fully vested upon grant and will be exercisable for ten years from the date of the grant. In addition, the 1994 Stock Option Plan provides for the grant of nonstatutory options to non-employee directors of Incara pursuant to a non-discretionary, automatic grant program. Each new Eligible Director is granted a stock option to purchase 10,000 shares of common stock on the date each such person first becomes an Eligible Director. Each Eligible Director thereafter is granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 6,000 shares of common stock as long as such director is a member of the Board. The exercise price of options granted under the automatic grant program is the fair market value of Incara's common stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and expire 10 years after the date of grant.
Report of the Compensation Committee on Executive Compensation

   Neither the material in this report, nor the performance graph included in this proxy statement under the heading "--Performance Graph", is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Incara under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

   The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Incara's executive officers. The Compensation Committee met four times during fiscal 2001 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Incara's compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2001.

Compensation Philosophy

   Incara's compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Incara's long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

   Incara's total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

    . To attract and retain key executives critical to the long-term success of Incara;
    . To support a performance-oriented environment that rewards performance with respect to Incara's short-term and long-term financial goals;
    . To encourage maximum performance through the use of appropriate incentive programs; and
    . To align the interests of executives with those of Incara's stockholders by providing a significant portion of compensation in Incara's common stock.

Base Salary

   The Compensation Committee annually reviews the base salary of each officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. The Compensation Committee has decided not to use the compensation information of the companies included in the CRSP Nasdaq Pharmaceuticals Stocks Index shown in the Performance Graph because most of the companies included in the index are larger than Incara and therefore the information is not considered to be comparable.

Management Incentive Plan

   Incara has established the MIP to reward participants for their contributions to the achievement of company-wide performance goals. Each year the Board will approve both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of the Company's business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual's position, responsibility and ability to impact the Company's financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents is 30% and for the other vice presidents is 25%. An individual may earn from 0% to 200% of the MIP target percentage.

   For calendar years 2001 and 2000, the corporate objectives related to obtaining financing and our three research and development programs. For calendar 2000, the Company achieved a weighted average of 100% of its corporate objectives. Company and individual performance for the calendar 2001 objectives will be evaluated in January 2002. See "--Executive Compensation--Management Incentive Plan".

Stock Options

   The Option Plan offered by Incara has been established to provide all employees of Incara with an opportunity to share, along with stockholders of Incara, in the long-term performance of Incara. Stock options only have value to the employee if the price of Incara's stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

   Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the Option Plan generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the Option Plan is usually 100% of fair market value of the common stock on the date of grant. See "--Executive Compensation--Option Grants, Exercises and Holdings and Fiscal Year-End Option Values".

Restricted Stock

   As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to the Company's management, employees and key consultants, the Compensation Committee and the Board adopted the 1999 Equity Incentive Plan in September 1999. The 1999 Plan provides for the grant of restricted stock awards which entitle employees and consultants to receive up to an aggregate of 1,400,000 shares of the Company's common stock upon satisfaction of specified vesting periods. In September 1999, restricted stock awards to acquire an aggregate of 1,209,912 shares were granted to employees and key consultants of the Company in consideration of services rendered by the participants to the Company, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. No restricted stock awards were granted in fiscal years 2001 and 2000. The shares of restricted stock vest over up to three years from the date of grant and vesting could be accelerated pursuant to certain events, such as a change of control or an involuntary termination of employment. At September 30, 2001, an aggregate of 270,707 shares of restricted stock remain unvested. These shares vest in equal quarterly installments through October 1, 2002.

CEO Compensation

   Mr. Duncan's base salary and grant of stock options for fiscal 2001 were determined in accordance with the criteria described in the Base Salary and Stock Options sections of this report. The annual base salary of Mr. Duncan was increased from $330,000 to $360,000 as of January 1, 2001. Mr. Duncan received a bonus of $132,000 in January 2001 pursuant to the MIP for calendar 2000. Mr. Duncan received a stock option grant for 150,000 shares in October 2000.

Conclusion

   The Compensation Committee believes that Incara's compensation policies are structured to result in the highest level of performance from Incara's executives. By providing a significant portion of each executive's total potential compensation under the MIP and by providing each executive with a significant number of shares of restricted stock and stock options, the Compensation Committee believes that it has closely aligned Incara's executives' personal interests with those of the Company and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which the Company competes for executives.

                               Submitted by:   The Compensation Committee

                                             DAVID B. SHARROCK, Chairman
                                             EDGAR H. SCHOLLMAIER
                                             STEPHEN M. PRESCOTT, M.D.

Compensation Committee Interlocks and Insider Participation

   During fiscal 2001, the Compensation Committee consisted of Mr. Sharrock, Mr. Schollmaier and Dr. Prescott. Mr. Sharrock, Mr. Schollmaier and Dr. Prescott were not at any time during fiscal 2001 or at any other time an officer or employee of Incara. No executive officer of Incara serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors of Incara or the Compensation Committee.

Report of the Audit Committee

   The Audit Committee has reviewed and discussed the Company's audited financial statements for fiscal 2001 with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with PricewaterhouseCoopers its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.

   The Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, as applicable and as may be modified or supplemented. The Audit Committee recommended and the Board of Directors approved an Audit Committee charter in June 2000. The Audit Committee reviewed and reassessed the adequacy of the charter in fiscal 2001.

                               Submitted by:   The Audit Committee

                                             EDGAR H. SCHOLLMAIER, Chairman
                                             EUGENE J. MCDONALD
                                             DAVID B. SHARROCK

   The foregoing Audit Committee Report shall not be deemed to be filed with the SEC nor incorporated by reference into any of the Company's previous or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

Performance Graph

   The following graph shows a five-year comparison of cumulative total stockholder returns for Incara, the CRSP Nasdaq Pharmaceuticals Stocks Index and the CRSP Total Return Index of the Nasdaq Stock Market. (The "CRSP" is the Center for Research in Securities Prices at the University of Chicago.) The graph assumes that $100 was invested on September 30, 1996 in each of Incara's common stock, the stocks in the CRSP Nasdaq Pharmaceuticals Stocks Index and the stocks in the CRSP Total Return Index of the Nasdaq Stock Market, and further assumes the reinvestment of all dividends.

                        [PERFORMANCE GRAPH APPEARS HERE]

                           9/30/96 9/30/97 9/30/98 9/30/99 9/30/00 9/30/01
                           ------- ------- ------- ------- ------- -------
      Incara..............  $100    $ 91    $ 16    $  3    $ 14    $  6
      CRSP-Pharmaceuticals  $100    $111    $ 95    $163    $358    $221
      CRSP-Nasdaq.........  $100    $137    $139    $228    $302    $124

Certain Transactions

   In August 2001, the Company sold 4,323,044 shares of common stock in a stock offering at an aggregate purchase price of $6,977,750. We used Petkevich & Partners, LLC as our exclusive placement agent in the offering, which placed 3,773,300 of the total shares sold. For its services, we paid Petkevich & Partners a cash fee of $427,892 and also issued to them a warrant to purchase 48,902 shares of our common stock. The warrant is exercisable for five years and has an exercise price of $2.025 per share. Prior to that offering, we engaged Petkevich & Partners to advise us concerning potential corporate partnering transactions relating to our progenitor cell therapy and catalytic antioxidant programs for an advisory fee of $50,000. J. Misha Petkevich, Chairman and Chief Executive Officer of Petkevich & Partners, became a director of Incara in September 2001. In October 2001, we entered into an agreement with Petkevich & Partners to provide us with financial advisory services for a one-year period. For these services, we issued a warrant for 100,000 shares of Incara common stock to Petkevich & Partners in October 2001 and will pay Petkevich & Partners a cash fee of $140,000. The warrant is exercisable for five years and has an exercise price of $2.025 per share. In October 2001, we engaged Petkevich & Partners as our exclusive placement agent in a private placement stock offering. For its services, we will pay Petkevich & Partners a cash fee equal to 7% of the gross proceeds from the sale of our stock and will issue a warrant to purchase up to 40,000 shares of our common stock. The number of shares underlying the warrant will be such number as is equal to the same proportion of 40,000 that the gross proceeds from the sale of the stock sold in this offering bears to the total offering price of $5,000,000.

   Incara has adopted a policy that all transactions between Incara and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Incara and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Incara than could be obtained from unaffiliated third parties. In addition, the policy requires that any loans by Incara to its executive officers, directors or other affiliates be for bona fide business purposes only.

Section 16(a) Beneficial Ownership Reporting Compliance

   To Incara's knowledge, the only report required under Section 16(a) of the Exchange Act that was not timely filed during the fiscal year ended September 30, 2001 was a Form 4 for the exercise of a stock option by Mr. Reichow that was due in March 2001, but was filed in April 2001.

Deadline for Stockholder Proposals

   Stockholders having proposals that they desire to present at next year's annual meeting of stockholders of Incara should, if they desire that such proposals be included in Incara's proxy statement relating to such meeting, submit such proposals in time to be received by Incara not later than October 12, 2002. To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals may be mailed to Richard W. Reichow, Corporate Secretary, Incara Pharmaceuticals Corporation, P.O. Box 14287, Research Triangle Park, North Carolina 27709.

   If a stockholder of the Company wishes to present a proposal at the 2003 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than December 7, 2002. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

Other Matters

   The Board of Directors knows of no other business to be brought before the Meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgement of the person or persons acting thereunder.

                      INCARA PHARMACEUTICALS CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                                     PROXY

The undersigned, a stockholder of Incara Pharmaceuticals Corporation, a Delaware corporation, hereby constitutes and appoints Clayton I. Duncan and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the annual meeting of stockholders of Incara to be held at the North Carolina Biotechnology Center, 15 Alexander Drive, Research Triangle Park, North Carolina on March 7, 2002 commencing at 9:00 a.m., Eastern Time, and any adjournment(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF STOCKHOLDERS OF

                      INCARA PHARMACEUTICALS CORPORATION

                                 March 7, 2002

                           PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
-------------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
---------------------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
------------------------
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS
                                        -------------------------

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SIX DIRECTOR NOMINEES AND FOR PROPOSALS 2 THROUGH 6.
1. The election of six directors.
INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name listed at right.

FOR ALL NOMINEES     WITHHOLD AUTHORITY NOMINEES:
LISTED AT RIGHT      TO VOTE FOR ALL     Clayton I. Duncan
(except as marked to NOMINEES LISTED AT  David B. Sharrock
the contrary below)  RIGHT               Edgar H. Schollmaier
        [_]                    [_]       Stephen M. Prescott, M.D.
                                         Eugene J. McDonald
                                         J. Misha Petkevich

2. The approval to increase Incara's authorized shares of common stock from 40,000,000 to 80,000,000 shares.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

3. The approval of an amendment to Incara's 1995 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder from 400,000 shares to 600,000 shares.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

4. The approval of an amendment to Incara's 1994 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder from 3,500,000 to 4,500,000 shares.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

5. The approval of the sale of up to $25 million of Incara's securities, as described in the accompanying Proxy Statement.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

6. The ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of Incara for the fiscal year ending September 30, 2002.

                              FOR  AGAINST ABSTAIN
                               [_]   [_]     [_]

   THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-6, WITH DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY BE BROUGHT BEFORE THE MEETING. ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED FOR THE MEETING IS HEREBY REVOKED AND DECLARED NULL AND VOID AND WITHOUT ANY EFFECT WHATSOEVER.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

                                                      Dated: __  , 2002
                                                      _______________(SEAL)
                                                             Signature
                                                      _____________
                                                      Print name and title, if
                                                             appropriate

                                                      _______________(SEAL)
                                                             Signature
                                                      _____________
                                                      Print name and title, if
                                                             appropriate
                                                      Please sign your name
                                                      exactly as it appears on
                                                      certificate(s).